Exhibit 99.1

News Release

For More Information Contact
FOR IMMEDIATE RELEASE	Dane Anderson, CFO/VP
October 21, 2004	763-493-6370 / www.mocon.com

MOCON Announces Record Sales and Increased Earnings

MINNEAPOLIS, MN, October 21, 2004 - MOCON, Inc. (Nasdaq:MOCO) today reported record sales and increased earnings for the quarter ending September 30, 2004.

Sales for the third quarter of 2004 were $6,411,000, an increase of 34 percent compared to $4,778,000 for 2003. Net income was $728,000, a 36 percent increase compared to $534,000 in the third quarter of 2003. Net income per share was 13 cents (diluted) in the third quarter of 2004, a 30 percent increase compared to 10 cents (diluted) for the same period in 2003. Nine-month sales increased 22% to $18,287,000 compared to $14,939,000 for the first nine months of 2003. Net income and net income per share were $1,694,000 and 31 cents (diluted), respectively, for the nine months ended September 30, 2004, compared to $1,750,000 and 32 cents (diluted) during the same period in 2003.

Sales for the third quarter represent a new record for the Company and were positively impacted by the $964,000 in net additional revenue related to the acquisition of Paul Lippke Handels- GmbH (Lippke). Operating income for the third quarter was negatively affected by the write-off of additional costs assigned to finished goods inventory under purchase accounting rules of $15,000, and ongoing amortization related to various other purchased intangibles of $44,000. Bookings for the third quarter of 2004 were $6,619,000, which includes $766,000 in net additional bookings related to Lippke.

"We are pleased to be able to again report a new record in quarterly sales," said Robert L. Demorest, MOCON President and CEO. "The acquisition of Lippke continues to have a positive impact on sales and operating income, and an increase in non-Lippke sales of our permeation products also positively impacted sales and operating income. With approximately $6,927,000 in total cash, current and non-current marketable securities, we are actively looking for opportunities for profitable growth, and believe that we are well-positioned to take advantage of opportunities should they arise."

The quarter ended September 30, 2004 marks our 92nd consecutive quarter of profitability, and over 16 years of consecutive quarterly dividend payments. Total cash and marketable securities increased $578,000 during the quarter, after payment of a third quarter dividend totaling $345,000.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide. See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the above statements regarding our belief that we are well-positioned to take advantage of opportunities should they arise, and can otherwise be identified by words such as "will," "may," "expect," "believe," "anticipate," "estimate," "continue," or other similar expressions. There are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company's acquisition strategy and international operations, and other factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Stock Market under the symbol MOCO.
MOCON is a registered trademark of MOCON, Inc.

MOCON, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA
(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Sales
Products	$5,953	$4,318	$16,849	$13,548
Consulting Services	458	460	1,438	1,391

Total Sales	6,411	4,778	18,287	14,939

Cost of Sales
Products	2,742	1,952	7,814	6,016
Consulting Services	243	217	724	666

Total Cost of Sales	2,985	2,169	8,538	6,682

Gross Profit	3,426	2,609	9,749	8,257

Research and Development Expense	295	315	1,005	1,006
Selling and Administrative Expense	2,069	1,499	6,297	4,651

Operating Income	1,062	795	2,447	2,600

Other Income	38	27	111	92

Income Before Income Taxes	1,100	822	2,558	2,692

Income Taxes	372	288	864	942

Net Income	$ 728	$ 534	$ 1,694	$ 1,750

Net Income Per Common Share:
Basic	$ 0.14	$ 0.10	$ 0.32	$ 0.32
Diluted	$ 0.13	$ 0.10	$ 0.31	$ 0.32

Weighted Average Shares:
Basic	5,307	5,391	5,362	5,414
Diluted	5,418	5,501	5,473	5,498

BALANCE SHEET DATA: (unaudited)

	September 30, 2004	December 31, 2003
Assets:
Cash and Marketable Securities	$ 6,646	$ 5,942
Accounts Receivable, Net	3,909	3,594
Inventories	3,869	3,762
Other Current Assets	744	669

Total Current Assets	15,168	13,967

Marketable Securities, Noncurrent	281	850
Fixed Assets, Net	2,068	2,099
Other Assets, Net	3,688	3,062

Total Assets	$21,205	$19,978

Liabilities and Stockholders' Equity:
Total Current Liabilities	$ 3,924	$ 3,065
Total Long-Term Liabilities	725	198
Stockholders' Equity	16,556	16,715

Total Liabilities and Stockholders' Equity	$21,205	$19,978